UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission file number: 0-18333


            VICTORY TAX EXEMPT REALTY INCOME FUND LIMITED PARTNERSHIP
            ---------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         3 World Financial Center, 29th Floor, New York, NY 10285-2900,
                      (212) 526-3183, Attn.: Andre Anderson
         --------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                Depository Units of Limited Partnership Interests
                -------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   [X]        Rule 12h-3(b)(1)(i)   [X]
             Rule 12g-4(a)(1)(ii)             Rule 12h-3(b)(1)(ii)
             Rule 12g-4(a)(2)(i)              Rule 12h-3(b)(2)(i)
             Rule 12g-4(a)(2)(ii)             Rule 12h-3(b)(2)(ii)
             Rule 15d-6

      Appropriate number of holders of record as of the certification or notice date: 0. The General Partner of the Registrant has filed, with the Secretary of State of the State of Delaware, a Certificate of Cancellation of the Certificate of Limited Partnership of Victory Tax Exempt Realty Income Fund Limited Partnership effective as of November 10, 1999.

      Pursuant to the requirements of the Securities Exchange Act of 1934, Victory Tax Exempt Realty Income Fund Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   VICTORY TAX EXEMPT REALTY INCOME
                                   FUND LIMITED PARTNERSHIP

                                   By: CA Victory Inc.,
                                       General Partner


Date:  November 12, 1999               By: /s/Kenneth F. Boyle
                                           -------------------------------------
                                           Kenneth F. Boyle
                                           President and Chief Financial Officer